Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus relating to the 2006 Stock Option Plan of Interactive Systems Worldwide, Inc. and to the incorporation by reference therein of our report dated January 10, 2007, with respect to the consolidated financial statements of Interactive Systems Worldwide Inc. included in its Annual Report (Form 10-KSB) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
July 13, 2007